MW Italia S.r.l.
Via Pavia, 72
10090 Cascina Vica, Rivoli, Torino (Italy)

To the kind attention of the Board of Directors

Coils Lamiere Nastri - C.L.N. S.p.A.
Corso Susa 13/15
10040 Caselette, Torino (Italy)

To the kind attention of Gabriele Perris Magnetto, CEO

Milan, November 3, 2015

RE: Investment Agreement - Acceptance

Dear Sirs,

We have received your proposal in connection with the investment agreement concerning Gianetti Ruote S.r.l., that we reproduce in full below.
* * *

MW Italia S.r.l.
Via Pavia 72
10090 Cascine Vica, Rivoli
Torino (Italy) P.IVA00486690019
Capitale sociale Euro 40.000.000,00 i.v.

Accuride Corporation
Office Circle 7140
10040 Caselette, Indiana (USA)

To the kind attention of the Board of Directors

Coils Lamiere Nastri - C.L.N. S.p.A.
Corso Susa 13/15
10040 Caselette, Torino (Italy)

To the kind attention of Gabriele Perris Magnetto, CEO

Milan, November 3, 2015

Subject: Investment Agreement

Dear Sirs,

Further to our recent discussions and in connection with an envisaged transaction according to which Accuride is supposed to perform an investment in Gianetti Ruote S.r.l. against the subscription of a newly issued quota of the corporate capital, we hereby submit to you our proposal as to an investment Agreement.

***

INVESTMENT AGREEMENT

By And Between

ACCURIDE CORPORATION

And

MW ITALIA S.R.L.

And

C.L.N. S.P.A.

TABLE OF CONTENTS
Section I - Recital, Annexes and Definitions	5
1. Recitals and Annexes	5
2. Definitions	5
Section II - Subject Matter	11
3. The Investment	11
4. Capital Decrease And Capital Increase. Other resolutions	11
5. Additional Funds	12
6. Commercial Agreements	13
7. Position Of CLN	14
8. Shareholders' Agreement	14
9. Right To Designate	14
Section III – Specific Undertakings	15
10. Specific Undertakings On The Current Consolidated Fiscal Agreement	15
11. Specific Provisions And Undertakings On Certain Assets, Permits, Environmental And Real Estate Matters	15
12. Other Specific Undertakings	16
Section IV – Closing And Post-Closing Adjustment	17
13. Closing	17
14. Closing Adjustments	20
Section V - Representations And Warranties And Indemnifications	22
15. Representations and Warranties by MW Italia	22
16. Payment Obligation	22
17. Procedure To Submit A Claim	25
18. Representations and Warranties by Accuride	26
19. Representations and Warranties by CLN	27
Section VI - Miscellanea	27
20. Effectiveness Of The Agreement And Duration Of Certain Undertakings	27
21. Entire Agreement and Amendments	28
22. Assignment Of The Agreement	28
23. Expenses	28
24. Confidentiality And Press Releases	28
25. Notices	28
26. Post-Closing Covenants	30
27. Annexes	31

28. Applicable Law And Jurisdiction	32
Section VII – Annexes	32

INVESTMENT AGREEMENT
by and between
Accuride Corporation, a corporation incorporated under the laws of the State of Delaware (U.S.A.), having its registered office at 7140 Office Circle, Evansville, Indiana (U.S.A.), U.S. tax identification number 61-1109077 ("Accuride"), hereby represented by Scott Douglas Hazlett, in his capacity as attorney-in-fact, duly empowered through a special power of attorney dated November 3, 2015 granted by Stephen Albert Martin, duly empowered through a resolution of the Board of Directors;
- on the one hand -
and
MW Italia S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of the Republic of Italy, having its registered office at Via Pavia 72, 10090 Cascine Vica, Rivoli, Turin (Italy), enrolled with the Register of Enterprises of Turin (Italy), registration number and Italian tax code 00486690019, corporate capital equal to Euro 40,000,000.00, fully paid-in ("MW Italia"), hereby represented by Andrea Rodella, in his capacity as Director, duly empowered through a board resolution dated October 23, 2015; and
Coils Lamiere Nastri - C.L.N. S.p.A., a joint stock company (società per azioni) incorporated under the laws of the Republic of Italy, having its registered office at Corso Susa 13/15, 10040 Caselette, Turin (Italy), enrolled with the Register of Enterprises of Turin (Italy), registration number and Italian tax code 00521230011, corporate capital equal to Euro 235,000,000.00 fully paid-in ("CLN"), hereby represented by Gabriele Perris Magnetto, in his capacity as CEO, duly empowered through a board resolution dated 14 October 2015;
- on the other hand -
(Accuride, MW Italia and CLN, are defined as the "Parties" and, each of them, severally, as a "Party").
WHEREAS
(A)
Gianetti Ruote S.r.l. is a limited liability company (società a responsabilità limitata) incorporated under the laws of the Republic of Italy, having its registered office at Via Stabilimenti 31, 20816 Ceriano Laghetto (Monza e Brianza - Italy), enrolled with the Register of Enterprises of Monza e Brianza, registration number and Italian tax code 04450780012, corporate capital ("capitale sociale sottoscritto") equal to Euro 8,798,316.00, fully paid-in (the "Company"), active in the Automobiles & Parts business (ICB) and, namely, in the production of wheels for trucks, commercial vehicles, and motorcycles;

(B)
The Company is wholly-owned by MW Italia, which – in its turn – is controlled by CLN. As of the date of this Agreement, CLN exercises the activity of direction and coordination (direzione e coordinamento) over the Company, pursuant to Section 2497 and ff. of the Italian Civil Code;

(C)
The Company's business is complementary to Accuride's business and, therefore, with the aim to develop the mutual businesses of Accuride, MW Italia and the Company, the Parties intend to establish through the Company a corporate joint venture between Accuride and MW Italia pursuant to the terms of this Agreement;

(D)	For the above purposes, Accuride intends to invest in the Company through the investment in new capital equipment and the improvement of existing capital equipment, such investment being

(E)	aimed at improving the Company's facility located in Ceriano Laghetto (Monza e Brianza – Italy) and its manufacturing capabilities;
(F)	By means of this Agreement, the Parties intend to regulate:
(1)
The terms and conditions of Accuride's investment in the Company for an aggregate amount of Euro 19,750,000.00, to be paid in installments pursuant to a pre-agreed timeline, and the issuance at Closing in favor of Accuride of an Equity Interest (quota) in the Company, equal to seventy percent. (70.00%) of the relevant corporate capital as resulting after the completion of the Capital Increase;

(2)	The entry into certain commercial agreements between the Company, on the one hand, and Accuride, MW Italia, CLN and/or AMCLN Distribuzione S.r.l., on the other hand.
(G)
Accuride, MW Italia and CLN will also enter into a Shareholders' Agreement relating to the governance of the Company, ruling the future relationship of Accuride and MW Italia as equity-holders of the Company, and providing for certain agreements to be executed by the Company, on the one hand, and MW Italia or CLN, or Accuride, on the other hand.

NOW, THEREFORE, in consideration of the above, the Parties, intending to be legally and definitively bound, hereby covenant and agree as set forth below.

Section I - Recital, Annexes and Definitions
1.	Recitals and Annexes
1.1.	The Recitals above, the Annexes and the Schedule hereto are an integral and substantial part of this Agreement.
2.	Definitions
2.1.	In addition to other terms defined elsewhere in this Agreement, the following terms, when capitalized, shall have the meaning attributed to them under this Clause 2.1:
"2014 Financial Statements" means the financial statements of the Company as of December 31, 2014, as approved by the equity-holders' meeting of the Company on April 30, 2015, attached hereto as Annex 2.1(a);
"Accounting Principles" means the accounting principles set forth in the Civil Code, as integrated by, interpreted and applied in accordance with, the accounting principles issued by the Italian Accounting Board (Organismo Italiano di Contabilità, known as "OIC"), as applied by the Company in the preparation of the 2014 Financial Statements, consistently with past practice;
"Accuride" has the meaning set forth in the header of this Agreement.
"Additional Funds" has the meaning set forth in Clause 5.1;
"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, the terms "control" and "controlled" means: (a) the possession, directly or indirectly, of more than fifty percent. (50%) of the outstanding voting rights in the ordinary equity-holders' meeting of such Person, or (b) the power to direct the management and policies of a Person, directly or indirectly, through the ownership of voting securities or partnership or other equity interests;
"Agreement" means this Investment Agreement, including its Recitals, Annexes and Schedules;
"Assets" means any tangible and intangible assets of any kind owned, used, possessed, leased, exploited by, or licensed to, the Company, including machineries or equipment, and Properties;
"Authority" means any public authority, including, without limitation, local, governmental, foreign or other governmental, or political subdivision thereof, or any agency, department, commission, board, bureau, or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders enacted by them have the force of Law), or any court, tribunal or arbitration panel of any competent jurisdiction;
"Business Day" means any calendar day – other than Saturdays, Sundays or Italian or U.S. national holidays - on which retail banks are generally open for business to the public both in Milan (Italy) and New York City (U.S.A.);
"Capital Decrease" has the meaning set forth in Clause 4.1.1;
"Capital Increase" has the meaning set forth in Clause 4.1.2;
"CIT" means the Italian Corporate Income Tax, currently ruled by the DPR 917/86 TUIR.
"Claim" has the meaning set forth in Clause 17;
"CLN" has the meaning set forth in the header of this Agreement.
 "Closing" has the meaning set forth in Clause 13.2;
"Closing Adjustment Amounts" has the meaning set forth in Clause 14.3.1;
"Closing Amount Objection" has the meaning set forth in Clause 14.3.2;
"Closing Date" has the meaning set forth in Clause 13.1;
"Closing Net Financial Position" means the Net Financial Position as of October 31, 2015;
"Closing Net Working Capital" means the Net Working Capital as of October 31, 2015;
"Collective Bargaining Agreements" means labor collective bargaining agreements (contratti collettivi), either at national, local or at group or Company level (contratti collettivi aziendali), or other similar contracts with any trade union, employee association, or other labor group;
"Commercial Agreements" has the meaning set forth in Clause 6.1;
"Company" has the meaning set forth in the header of this Agreement.
"Contract" means any legal instrument, contract, agreement, deed, or other legally binding relationship, whether written or oral;
"Dangerous Substance" means any natural or artificial substance or thing (whether in the form of a solid, liquid, gas, vapor or any other form) which is (i) capable (alone or in combination) of causing harm to man or any other living organism, or capable of damaging the Environment or public health or welfare, including but not limited to controlled, special, hazardous, polluting, toxic, or dangerous substances and/or radiation, electricity or heat; and/or (ii) regulated by or under Environmental Law;
"Dispute" has the meaning set forth in Clause 14.4.1;
"Employees" means the employees of the Company, including temporary or fixed-term employees;
"Encumbrance" means any diritto reale, diritto reale di garanzia, or diritto reale di godimento, as well as any similar rights, including, without limitations, mortgages, hypothecations, pledges, liens (statutory or otherwise), burdens, easements, charges, security interests, encumbrances, assessments, adverse rights, interest, claims, licenses, covenants, title defects, option rights, pre-emption rights, rights of first refusal, or other restriction or limitation of any nature whatsoever, including any voting trusts, agreements, or proxies;
"Environment" means all or any of the following media: air (including air within buildings or other natural or man-made structures whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structures), land (including soil and river beds under any water, surface land and sub-surface land), flora, fauna, and man.  "Environmental" has a consistent meaning;
"Environmental Law" means any Laws: (i) concerning the protection of the Environment or human health and welfare or conditions in, or in the vicinity of, the workplace; (ii) relating to pollution (or the Environmental Remediation) or the protection, replacement or restoration of, or injury to, natural resources, endangered or threatened species, human health or safety, occupational safety and health or sanitation, or the Environment (including ambient air, soil, surface water or groundwater, wetlands, land surface or subsurface strata); or (iii) concerning the release or presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, use, reuse, treatment, generation, discharge, transportation, processing, labeling, sale, distribution, handling, production, disposal, leaching, migration, emission, or remediation of any Dangerous Substance, together with any Law, Environmental Permit, or any notice or demand letter issued, entered, promulgated or approved thereunder;
"Environmental Permit" means any Permit provided for, or required by, any applicable Environmental Law;
"Environmental Remediation" means any activity or action to (i) contain, abate, clean-up or remove Dangerous Substance from the Environment, or carry out any other activity for the purpose of decontaminating any pollution of the Environment in compliance with the Environmental Laws; (ii) prevent, minimize or mitigate the release (or threatened release) of any Dangerous Substance into the Environment, or the injury or damage from such release, and/or (iii) comply with the requirements of any Environmental Law, Environmental Permits, and settlements or other contracts, undertakings, and instruments with any Authority with respect to the Environment;
"Equity Interest" means any equity interest in the Company;
"Independent Accountants" has the meaning set forth in Clause 14.4.2;
"Intellectual Property" means whether registered or unregistered, any and all patents, ornamental and utility models, industrial inventions, trademarks, de facto trademarks, relevant claims, copyrights, trade secrets, technology, know-how (including methods, proceedings, technologies, trade secrets, secret proceedings and formula as well as relevant documents and technical reports on whatever carrier), computer software, database, internet domains, including business names and trademarks, as well as the relevant registrations and/or filings or applications for their release, renewal or amendments;
"Inventory" means all raw and packaging materials, works-in-progress, finished goods, consumable supplies used in the production process, and sellable Scrap inventory, owned by the Company and held in any locations (including all such items that are in transit while owned by the Company, whether to or from the Company or a third party at the Company's direction), as well as any such inventory held by third parties pursuant to a bailment arrangement, or otherwise;
"Insurance Policies" means insurance policies of fire, liability, workers' compensation, property, casualty and other forms of insurance owned or held by or on behalf of the Company;
"Investment" has the meaning set forth in Clause 3.1;
"Law" or "Laws" means any laws, regulations, rules (usi), decrees, ordinances or directives issued by any Authority, including the Italian Antitrust Authority (Autorità garante per la concorrenza e il mercato) and the European Commission or Council, as well as international treaties applicable in Italy;
"Loss" has the meaning set forth in Section 1223 of the Italian Civil Code;
"Material Adverse Effect" means any event, circumstance, occurrence, development, fact or state of facts, condition, change or effect that, individually or in the aggregate, (a) has, or would reasonably be expected to have a material adverse effect on the Assets, liabilities, operations, business, financial condition (situazione finanziaria o patrimoniale), results of operations or condition of the Company, (b) materially decreases, or would reasonably be expected to materially decrease, the aggregate value of the Company, or (c) prevents, materially delays or materially impedes, or would be reasonably expected to prevent, materially delay or materially impede, the Company or the Parties from consummating the transactions contemplated hereby on the Closing Date;
"Material Contract" means: (i) all Contracts for the employment for any period of time or in regard to the employment, or restricting the employment, of any employee of the Company, including severance agreements; (ii) all Collective Bargaining Agreements; (iii) all Contracts that (a) restrict in any manner the Company's, or any of the Company employee's, right to compete with any Person, conduct any line of business, or solicit any employee, customer or other Person, (b) restrict the right of any other Person to compete with the Company, conduct any line of business, or solicit any employee or customer of the Company, or (c) contain "most favored nation," "most favored customer, or similar provisions; (iv) all Contracts between the Company, on the one hand, and any Related Party, on the other hand; (v) all Contracts which cannot be cancelled by the Company without penalty or without more than ninety (90) day advance notice; (vi) all Contracts for the repair, maintenance or service of any of the Company's Assets, where the annual service charge to the Company under any such Contract exceeds Euro 75,000; (vii) all loan or credit agreements, pledge agreements, notes, security agreements, mortgages, performance or other type of bonds, debentures, indentures, factoring agreements, letters of credit or other evidence of indebtedness; (viii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, marketing consulting or advertising Contracts; (ix) all government contracts and government bids; (x) all Contracts relating to the Company's ownership of, or investment in, any Person, including partnership, joint venture or similar Contracts; (xi) all Contracts for the lease or use of personal property (whether as lessor or lessee); (xii) all Contracts relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of Euro 75,000 to any one supplier or group of affiliated suppliers; (xiii) all Contracts relating to the sale of goods or services by the Company that aggregate in excess of Euro 75,000 to any one customer or group of affiliated customers; (xiv) all guarantees of the payment or performance of any Person, agreement to indemnify any Person (except under Contracts entered into by the Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person; (xv) all consulting, development, joint development or similar Contracts relating to, or any Contract requiring the assignment of any interest in, any of the Company's Intellectual Property; (xvi) all Contracts relating to any individual capital expenditure or group of related capital expenditures having a value of more than Euro 75,000; (xvii) all Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person; (xviii) all Contracts requiring the Company to indemnify or hold harmless any of its directors, officers, employees, related party or agents or any other Person; and/or (xix) all other Contracts which individually provide for the receipt or expenditure of more than Euro 75,000;
"MW Aftermarket" means MW Aftermarket S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of the Republic of Italy having its registered office at Via Pavia 72, 10090 Cascine Vica, Rivoli, Turin (Italy) enrolled with the Register of Enterprises of Turin (Italy), registration number and tax code 10461580010, corporate capital Euro 10,000.00, fully paid-in.;
"MW France" means MW France S.A., a company incorporated under the laws of the Republic of France having its registered office at 33 Boulevard du 32ème Régiment d'Infanterie, Zone Industrielle Les Certels, 02700 Tergnier (France), enrolled with the RCS Chauny, registration number 330263948, fiscal code (VAT) FR 03330263948, corporate capital equal to Euro 15,191,155, fully paid-in;
"MW Italia" has the meaning set forth in the header of this Agreement.
"MW Romania" means MW ROMÂNIA S.A., a company incorporated under the laws of the Romania having its registered office at 778 Tudor Vladimirescu Street, Valcea County, Dragasani (Romania), enrolled with the Valcea (Romania) Trade Registry Office, registration number J38/484/1991, fiscal code RO 1485931, corporate capital equal to Lei 29,323,711.9, fully paid-in.
"Negative Closing Adjustment" has the meaning set forth in Clause 14.2.3;
"Net Financial Position" means the net debt position of the Company determined according to the following items of the balance sheet: (i) cash and cash equivalents; (ii) marketable securities; (iii) bank overdraft; (iv) short term loans; (v) current portion of mid and long term loans; (vi) accounts payable to suppliers to the extent they are past due for over 31 days as from their due date; and (vii) intergroup accounts payable and receivable, to the extent they are not in line with their relevant terms and conditions (in either case where they are past due for over 31 days). Annex 2.1(b) describes the said definition;
"Net Variance" has the meaning set forth in Clause 14.2.3;
"Net Working Capital" means the aggregate current assets of the Company minus the aggregate current liabilities of the Company according to the following items of the balance sheet: (i) accounts receivable; (ii) inventory; (iii) accounts payables; and (iv) other receivables and payables. Annex 2.1(c) describes the said definition;

"NOL" means the accrued net operating tax losses carry-forward (perdite fiscali portate a nuovo) of the Company, equal to Euro 11,149,935.00, which have been transferred from the Company to CLN pursuant to the Tax Consolidation Agreement;
"Party" means either Accuride, MW Italia or CLN, severally, as the context may require, and "Parties" means all of them, jointly;
"Permit" means any consent, approval, license, registration, authorization, concession, certification, listing, permission, certificate (including fire prevention certificate), building permits, zoning plan or similar authorization or other approval, issued, granted, given or otherwise made available by, or under the authority of, any Authority or pursuant to any Law, including the relevant filing or registration;
"Person" means any (a) individual (persona fisica) or (b) entity (persona giuridica), with or without legal capacity (personalità giuridica), including, without limitations, joint stock corporations or limited liability companies (società di capitali), partnerships (società di persone), trusts, associations (associazioni riconosciute o non riconosciute), consortia (consorzi) corporate and non-corporate joint ventures, as well as any public entity;
"Properties" means any and all real estate properties, lands, buildings or plants, owned, leased, possessed, or otherwise used, by the Company;
"Reference Net Financial Position" means the Net Financial Position equal to Euro 7,850,000.00;
"Representations and Warranties" has the meaning set forth in Clause 15.1;
"Reference Net Working Capital" means the Net Working Capital equal to Euro 6,400,000.00;
"Scrap" means the resalable remnants, fines, or some piece of the raw material that has a marketable value and is normally held for resale;
"Self-Employed Consultants" means the self-employed consultants and agents of the Company (including collaboratori coordinati e continuativi, collaboratori a progetto);
"Shareholders' Agreement" has the meaning set forth in Clause 8;
"Tax" or "Taxes" means all taxes (tasse), direct or indirect taxes (imposte dirette o indirette), including, without limitation, valued added taxes (IVA) (whether payable directly or by withholding).  By way of example, this definition includes also income, duty, levy, license, occupation, use, custom, personal or real property, capital gain, transfer, tariff, sale, registration, or occupation taxes; withholdings; as well as any other similar charges, however denominated, imposed by any Tax Authority or any other Authority (without limitation, at governmental or local level), together with all interest, penalties or addition thereto.  All the above, either applicable in Italy or abroad.
"Tax Consolidation Agreement" means the Tax Consolidation Agreement executed between CLN and the Company on 2 January 2012, as amended on 4 June 2013 and on 2 January 2014 - 3 January 2014, attached hereto as Annex 10.1.
"Third Party Claim" means any demand, claim, suit, action, cause of action, proceeding, assessment, lawsuit, arbitration or litigation brought by any third party against any Party or the Company, whether or not ultimately determined to be valid.

Section II - Subject Matter
3.	The Investment
3.1.
Pursuant to the terms and conditions under this Agreement, Accuride undertakes to invest in the Company, in exchange for an Equity Interest in the Company of at least 70.00% of the relevant corporate capital, an aggregate amount of Euro 19,750,000.00 (the "Investment") as follows:

3.1.1.	Euro 15,000,000.00 shall be invested in the Company as subscription of the Capital Increase, at the terms and conditions provided for under Clause 4;
3.1.2.	Euro 4,750,000.00 shall be invested in the Company as Additional Funds, at the terms and conditions provided for under Clause 5;
both amounts to be paid, without prejudice to the Closing Adjustments, pursuant to the timeline provided under Clauses 4 and 5.
3.2.	The cash from the Investment:
3.2.1.	Shall be, and shall remain, deposited and maintained in a segregated bank account, separate from any other Company's bank account;
3.2.2.
Shall be used by the Company only and for the sole purposes of improving the facility and manufacturing capabilities of the Company's plant located in Ceriano Laghetto (Monza e Brianza Italy) and, in particular, for the specific purposes listed in Annex 3.2.2; and

3.2.3.
Except as otherwise permitted under this Agreement, shall not be used by the Company, at any time, in order to, inter alia, cover working capital needs or cash shortage, pay distributions, dividends, receivables or any other amounts to the Parties or any of their Affiliates or Related Parties, or for any other purposes, other than the purposes listed in Annex 3.2.2.

It remaining understood that, if, once completed all the activities listed in Annex 3.2.2, it results that the completion of these activities have required less cash than the Investment, the balance will be used by the Company for any other possible purposes related to its activities and needs.
4.	Capital Decrease And Capital Increase. Other resolutions
4.1.	MW Italia, also in its capacity as sole equity-holder of the Company undertakes to procure that the Company holds on the Closing Date an equity-holders' meeting in order to, in a single resolution:
4.1.1.
Favorably resolve upon a capital decrease from Euro 8,798,316.00 to Euro 6,428,571.00, by off-setting part of the previously accrued losses (perdite civilistiche) for an amount of Euro 2,369,745.00, pursuant to Section 2482-bis of the Italian Civil Code (the "Capital Decrease"), it being acknowledged and agreed that, after such off-set, the Company shall remain in the condition described under Articles 2482-bis, first and second paragraph; as a consequence thereof, the corporate capital of the Company shall be reduced from Euro 8,798,316.00 to Euro 6,428,571.00; and, at the same equity-holders' meeting

4.1.2.
Favorably resolve upon a non-gratuitous increase of the Company's corporate capital, from Euro 6,428,571.00 to Euro 21,428,571.00, and therefore for an amount of nominal value of Euro 15,000,000.00 (the "Capital Increase"), to be subscribed without any share premium (sovrapprezzo), corresponding to the seventy percent. (70.00%) of the corporate capital of the Company after the Capital Increase, reserved to Accuride pursuant to Section 2481-bis, first paragraph, second part, of the Italian Civil Code, waiving in full and without consideration, at the above equity-holders' meeting, any and all options or pre-emption rights, as well as any other rights MW Italia may have in connection with the Capital Increase, including the right of withdrawal pursuant to Section 2481-bis, first paragraph, second part, of the Italian Civil Code;

4.1.3.	Favorably resolve upon the adoption of the new By-laws of the Company;
4.1.4.	Favorably resolve upon all other resolutions to be approved at Closing according to this Agreement.
4.2.
At Closing and during the above equity-holders' meeting, Accuride shall subscribe in full the Capital Increase and pay, pursuant to Article 2481-bis, fourth paragraph, of the Italian Civil Code, only twenty-five percent. (25.00%) of the relevant amount, equal to Euro 3,750,000.00; the remaining seventy-five percent. (75.00%), equal to Euro 11,250,000.00, will be paid-up by Accuride, in a manner so as to foster the specific purposes described under Annex 3.2.2, pursuant to the following timeline, or upon written request of the Board of Directors of the Company, to be delivered to Accuride, with 20 (twenty) Business Days advance notice:

4.2.1.	An amount of Euro 5,392,000.00 shall be paid no later than 31 December 2016;
4.2.2.	An additional amount of Euro 5,858,000.00 shall be paid no later than 30 June 2017;
it being agreed that Accuride shall make the payments described above no later that each term even though the Board of Directors of the Company fails, for any reasons whatsoever, to send the said notice.
4.2.3.	Accordingly, upon Closing and after the Capital Increase:
(a)
Accuride shall own an Equity Interest in the Company with a par value of Euro 15,000,000.00, representing seventy percent. (70.00%) of the Company's corporate capital, paid-in as per Euro 3,750,000.00; and

(b)	MW Italia shall own an Equity Interest in the Company with a par value of Euro 6,428,571.00, representing thirty percent. (30.00%) of the Company's corporate capital, fully paid-in.
5.	Additional Funds
5.1.
The remaining part of the Investment not paid to the Company under the Capital Increase (the "Additional Funds"), equal to Euro 4,750,000.00, shall be contributed by Accuride, in a manner so as to foster the specific purposes described under Annex 3.2.2, to the Company as equity, pursuant to the following timeline or upon written request of the Board of Directors of the Company, such notice to be delivered to Accuride with twenty (20) Business Days' notice:

5.1.1.	An amount of Euro 3,285,000.00 shall be paid no later than December 31, 2017;
5.1.2.	An additional amount of Euro 1,466,000.00 shall be paid no later than June 30, 2018;
it being agreed that Accuride shall make the payments described above no later that each term even though the Board of Directors of the Company fails, for any reasons whatsoever, to send said notice.

5.2.
The Additional Funds shall be paid by Accuride to the Company as equity contribution (versamento a fondo perduto), or any other different means of equity funding that Accuride and MW Italia may agree considering the most efficient tax treatment from time to time in the best interest of both Accuride and the Company.

6.	Commercial Agreements
6.1.
At Closing, the Parties shall enter, and MW Italia shall cause the Company, CLN, ArcelorMittal CLN Distribuzione Italia S.r.l., as applicable, to enter into the following commercial agreements (the "Commercial Agreements"):

6.1.1.	A Steel Consultancy Agreement between the Company and CLN, according to the terms and conditions attached hereto as Annex 6.1.1;
6.1.2.	A Last Call Agreement between the Company and ArcelorMittal CLN Distribution Italia S.r.l., according to the terms and conditions attached hereto as Annex 6.1.2;
6.1.3.	A Transition Services Agreement between the Company and MW Italia, according to the terms and conditions attached hereto as Annex 6.1.3;
6.1.4.	A Purchasing Services Agreement between the Company and CLN, according to the terms and conditions attached hereto under Annex 6.1.4; and
6.1.5.	A Management Secondment Agreement and a Service Agreement between the Company and Accuride according to the terms and conditions attached hereto as Annex 6.1.5(a) and Annex 6.1.5(b).
6.2.
The Parties further acknowledge and agree that the commercial business relationships between the Company and each of (i) MW Aftermarket (with respect to steel wheels and rims) and (ii) MW France and MW Romania (with respect to steel disc and rims) shall continue on the basis of individual orders for a period of at least six (6) months after Closing, provided however that, only with respect to steel wheels and rims which are sold to MW Aftermarket, such sales shall be substantially consistent with past sales volumes during the period between September 30, 2014 and September 30, 2015 (as described under Annex 6.2) and with past customers of such products during the same period. After such a period, the Company and each of MW Aftermarket, MW France and MW Romania shall discuss in good faith with the Company if an agreement in writing is necessary, as well as its relevant terms and conditions.

6.3.
MW Italia and Accuride acknowledge and agree that, at Accuride's or MW Italia's request after Closing, they shall consider in good faith the advisability of having the Company entering into the following additional commercial agreements:

6.3.1.
A commercial mediator/marketing agreement between the Company and Accuride, MW Italia and/or CLN, or their subsidiaries and Affiliates, as the case may be, to provide certain marketing support to the Company and to have the Company providing marketing support to Accuride;

6.3.2.
A technical services agreement between the Company and Accuride, MW Italia and/or CLN, or their subsidiaries and Affiliates, as the case may be, to provide design and engineering services to the Company; and/or

6.3.3.	An intellectual property licensing agreement between the Company and Accuride;

upon the terms and conditions that will be negotiated in good faith between the Parties, provided, however, that any such services shall be rendered at competitive market prices and in compliance with all applicable Tax rules and principles.
7.	Position Of CLN
7.1.	CLN hereby undertakes to:
7.1.1.	Cause MW Italia to fulfill its obligations under this Agreement;
7.1.2.	Ensure that MW Italia, as long as it is a CLN Affiliate, is provided with sufficient resources to comply with its obligations arising from this Agreement; and
7.1.3.
Act as guarantor solely and exclusively with respect to any and all obligations of MW Italia, in the event that MW Italia does not fulfill its relevant obligations arising from breaches of the following Representations and Warranties of MW Italia under this Agreement (regardless of whether they require a payment or an obligation to carry out, or not carry out, specific actions): (i) Environmental, as described under Clause 11 of this Agreement and 19 of Annex 15.1; (ii) Labor matters as described under Clause 17 of Annex 15.1, and (iii) Tax matters as described under Clause 10 of this Agreement and Clause 7 of Annex 15.1;

it remaining understood that, except as expressly provided elsewhere in this Agreement, CLN executes this Agreement for the only purposes of this Clause 7.
8.	Shareholders' Agreement
At Closing, Accuride, CLN and MW Italia shall enter into a Shareholders' Agreement governing their future relationships as equity-holders of the Company (the "Shareholders' Agreement"), pursuant to the draft attached hereto as Annex 8.
9.	Right To Designate
9.1.
The Parties hereby acknowledge and agree that Accuride shall have the right to designate, pursuant to Section 1401 of the Italian Civil Code, an Affiliate in order to assume all rights and obligations of Accuride under this Agreement, provided, however, that such designation is made in accordance with the following provisions:

9.1.1.	Anything in Section 1402 of the Italian Civil Code to the contrary notwithstanding, the designation shall be communicated in writing to the other Parties on or before the Closing Date;
9.1.2.
Anything in Section 1403 of the Italian Civil Code to the contrary notwithstanding, the designation shall be sufficiently made if communicated in writing, together with the written acceptance of the designated entity; and

9.1.3.	Accuride shall remain a party to this Agreement and shall be jointly and severally liable with the designated entity for any and all duties and obligations under this Agreement.

Section III – Specific Undertakings
10.	Specific Undertakings On The Current Consolidated Fiscal Agreement
10.1.	Prior to the Closing CLN shall transfer-back (riattribuire) to the Company any and all the accumulated NOL.
10.2.
MW Italia hereby represents and warrants that the NOL amount to Euro 11,149,935.00 and, pursuant to the Tax Consolidation Agreement, the NOL are freely transferrable back from CLN to the Company without the Company incurring in any Tax liability, provided, however, that all the requirements of Article 84 of TUIR are complied with by the Company after Closing. In particular, the transfer of the NOL shall be made in compliance with the Law and the provisions of the Tax Consolidation Agreement, so that, for the effect, the Company will be in a position to (a) duly indicate them in the Company corporate income tax return (Modello Unico 2016 relating to the fiscal year 2015), and (b) use the same to offset its CIT taxable income.

10.3.
It remains understood that any liability arising for the Company from the transaction described under Clause 10.2, including Tax liabilities related thereto, shall be the responsibility of CLN only and, accordingly, CLN shall indemnify the Company for any Tax liability or any other negative consequence for the Company arising therefrom, without any limitation in time and amount and as a separate obligation from those allocated to MW Italia under Clause 16 of this Agreement.

10.4.	The NOL will be transferred in full to the Company and shall be treated and used by the Company as follows:
10.4.1.	Euro 6,064,197.00 shall be used by the Company for its own legal purposes, without any relation with the provisions of this Agreement;
10.4.2.	The balance between the overall amount of the NOL and the amount of Euro 6,064,197.00 shall be used:
(a)	To off-set possible future CIT Tax claims for which MW Italia and CLN may have a liability or a payment obligation under this Agreement; and
(b)
The balance of NOL remaining after the off-set with any amount under letter (a) above shall be used by the Company against CIT taxable income generated by the Company according to the following order: (i) the NOL under Clause 10.4.1 amounting to Euro 6,064,197; (ii) those NOL which are transferred by CLN to the Company in excess of the said amount of Euro 6,064,197, it being agreed that the value of Taxes which are not paid as a result of the said relevant off-set shall be reimbursed to CLN in an equivalent amount, at the time on which the Company actually enjoys the Tax benefit.  Any fiscal losses that the Company may have generated and/or accrued after the Closing Date shall be used only thereafter.

11.	Specific Provisions And Undertakings On Certain Assets, Permits, Environmental And Real Estate Matters
11.1.
The following actions shall occur after Closing, provided, however, that MW Italia shall retain and bear any and all Loss, liability, costs, charges, fines, penalties and assessments or reimburse the Company for any and all Loss, liability, costs, charges, fines, penalties and assessments, without any limitation in time (including for related work completed prior to or after Closing) and amount and as a separate obligations from those allocated to MW Italia elsewhere in this Agreement and, in particular, in Clause 16 of this Agreement:

11.1.1.	The Company shall secure proper air emissions permit to cover all emission points;
11.1.2.	The Company shall complete the process with the Regione Lombardia to receive new abstraction well permits covering three wells;
11.1.3.	The Company shall remediate any asbestos in the Company's premises (to this purposes, MW Italia has provided Accuride with data from the March asbestos survey that was completed on boiler and pipes);
11.1.4.	The Company will remove or, if not possible, either close unused underground storage tanks (USTs) or ensure their integrity for continued use, all in accordance with ARPA Lombardia regulations;
Notwithstanding the foregoing, the Parties have agreed that a portion of the Accuride Investment (Euro 1,200,000.00) has been allocated to asbestos remediation and sewer issues as referenced in Annex 3.2.2 and shall be paid by the Company out of the Investment pursuant to the time schedule listed in Annex 3.2.2 simultaneously with any payment to be possibly made by MW Italia in connection with asbestos remediation and sewer issues.
11.2.
Accuride acknowledges and agrees that the Representations and Warranties relating to Title and Conditions of Assets (to the extent they are related to Properties), Properties and Permits may not be true, complete and correct, and therefore complied with, at the Closing Date and thereafter. MW Italia hereby undertakes to ensure that all the circumstances that currently render untrue, non-complete or non-correct the Representations and Warranties listed above shall be fully remedied in the shortest possible time, under costs and expenses of MW Italia (which will ensure that the Company, if necessary, will have the appropriate funds by way of versamenti a fondo perduto when these Loss, liability, costs, charges, fines, penalties and assessments become payable and upon simple request by the Company's Board). Therefore, any liability of MW Italia under this Agreement shall arise solely in the event MW Italia does not remedy (through the Company) to the said circumstances. MW Italia shall remain liable for any liabilities, costs, charges, assessments, penalties, fines, damages, either direct and indirect, which might be suffered by Accuride or the Company in connection with acts, facts omissions, fines, sanctions or circumstances arising from such untruthfulness or incompleteness, or incorrectness for (i) the period before Closing, and (ii) the period after Closing and through the time on which the remediation of such issues or findings will take place.  Without limiting the generality of the above, the Parties shall ensure that the Company adopts any actions (including, but not limited to, filing applications, requests, or documents; signing projects, agreements, and orders; appointing experts and granting powers of attorneys; issuing statements, and the like) that may be requested by MW Italia so as to arrive at a situation where the relevant Representations and Warranties are materially complied with.

12.	Other Specific Undertakings
12.1.
The Parties acknowledge that prior to Closing, Accuride has been allowed to carry out a physical Inventory count in the Company, on or near the Closing Date for the purposes of the calculation of the Net Working Capital at Closing.

12.2.	The Parties acknowledge that:

12.2.1.
Banca Popolare di Milano ("BPM"), has agreed to accept a standby letter of credit from Accuride in the amount of Euro 5,250,000 to guaranty payment of CLN's existing credit line with BPM that is allocated to the Company, such standby letter of credit to be provided so that it is effective as of Closing, and that at Closing, BPM shall:

(a)
Issue a facility letter (lettera conferma fidi), confirming to CLN, Accuride and the Company that a new credit line (supported by Accuride's standby letter of credit) in favor of the Company in the amount of Euro 5.250.000 has been provided and that it will be valid for at least one year;

(b)	Confirm in writing to CLN that the Euro 5,250,000 credit line allocated to the Company prior to Closing will be free for CLN to use for other corporate uses; and
(c)	Confirm in writing to CLN that all prior commitments regarding its BPM credit facility are finally terminated.
12.3.
Accuride represents and warrants to MW Italia and CLN that at Closing it shall deliver to BPM a standby letter of credit in the amount of Euro 5,250,000 to guaranty payment of CLN's existing credit line with BPM that is allocated to the Company, effective as of Closing.

12.4.
The Parties acknowledge that up until December 31, 2015 the Company shall remain covered by the CLN group's insurance policies, subject to Accuride executing in writing to AON the letter agreed by the Parties, pursuant to which Accuride declares that it agrees with the terms and conditions of the insurance policies currently in place.  Accuride shall ensure that the Company shall enter into new insurance agreements effective as of January 1, 2016 and as from such a date the Company will be no longer part of the CLN group's insurance.

12.5.
Accuride hereby undertakes (and it shall ensure that all of its relevant Affiliates shall comply with this provision) not to approve, resolve, submit, flank, propose or however take any actions against any of the current and/or previous members of the Board of Directors of the Company), thus undertaking to indemnify and hold harmless any such individuals for any losses, payments, actions, claims, damages of any nature whatsoever they may incur as a result of any actions for claims brought against them by Accuride or Accuride's Affiliates.

Section IV – Closing And Post-Closing Adjustment
13.	Closing
13.1.
The Closing shall take place at 10:00 a.m., Italian time, of November 3, 2015, at offices of the law firm Gianni, Origoni, Grippo, Cappelli & Partners, located in Milan (Italy), Piazza Belgioioso 2, or such other date and place the Parties may agree in writing (the "Closing Date"), before the notary public appointed by Accuride.

13.2.
On the Closing Date, in addition to the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions respectively required to be executed and exchanged and performed and consummated on the Closing Date pursuant to this Agreement, MW Italia and Accuride shall carry out the following activities, in the order provided herein below (the "Closing"):

13.2.1.	Each Party shall deliver to the other Parties evidence of its duly incorporation, valid existence and good standing;

13.2.2.
MW Italia shall provide Accuride reasonable evidence that the transactions, actions or facts mentioned under Clauses 10 have been complied with, while Accuride shall provide MW Italia reasonable evidence that the actions described under Clauses 12.2 and 12.3 have been complied with;

13.2.3.
CLN shall, and shall cause the Company to, terminate with immediate effects the Tax Consolidation Agreement and, as a consequence thereof, after the Closing Date the Company shall not be bound thereby or have any liability thereunder; in this respect, CLN shall complete all relevant filing with the competent Tax Authorities within 30 days after Closing, and shall provide Accuride with the relevant evidence;

13.2.4.	MW Italia shall deliver to Accuride a copy of the resignation letters executed by each of the Company's current Directors and the Statutory Auditor (sindaco unico) from their respective offices;
13.2.5.	MW Italia shall attend the Company's equity-holders meeting under Clause 4.1 and favorably resolve upon:
(a)	The Capital Decrease and the Capital Increase so that Accuride shall subscribe in full, and pay twenty-five percent. (25%) of, the Capital Increase pursuant to Clause 4.2 above;
(b)
Without prejudice for the rights of both Accuride and MW Italia under the Shareholders' Agreement, the appointment of a new Board of Directors, for a one (1)-year term, and therefore until the approval by the equity-holders' meeting of the Company's financial statements as of December 31, 2016 and without any remuneration, composed as follows:

(i)	Scott Hazlett, as Chairman of the Board of Directors;
(ii)	Michael Prendeville, as director;
(iii)	Joseph Brodzinski, as director;
(iv)	Adrian Gordon, as director;
(v)	Andrea Rodella, as director;
(c)
Without prejudice for the rights of both Accuride and MW Italia under the Shareholders' Agreement, the appointment of a Statutory Auditor for a three (3)-year term, and therefore until the approval by the equity-holders' meeting of the Company's financial statements as of December 31, 2017, and in the person of Mr. Pedro Palau.

(d)	The approval of new corporate by-laws, in the text attached hereto as Annex 13.2.5(d);
13.2.6.
Subject to Accuride declaring in writing to AON that they agree with the terms and conditions of the insurance policies currently in place , MW Italia shall provide Accuride with a letter from AON confirming that the insurance companies have accepted to maintain in place the insurance policies currently in force through December 31, 2015, except with regard to the D&O insurance policies.

13.2.7.	Accuride shall procure that BPM delivers to MW Italia all letters and statements to be delivered by BPM as described under Clause 12.212.3.
13.2.8.	Accuride and MW Italia shall enter into the Shareholders' Agreement;
13.2.9.	The Parties shall arrange to have the Notary Public filing the resolution of the Capital Decrease and the Capital Increase with the competent Register of Enterprises immediately after its approval;
13.2.10.
The Commercial Agreements shall be executed by and between the relevant parties thereof; MW Italia shall deliver to Accuride all Commercial Agreements executed, in original, by all parties to them other than Accuride, and Accuride shall execute and deliver the Commercial Agreements to which it or its Affiliates are a party to;

13.2.11.	MW Italia and Accuride shall require the newly appointed Board of Directors of the Company to hold a meeting in order to:
(a)	Appoint Joseph Brodzinski as managing director and General Manager granting him the powers listed in Annex 13.2.11(a);
(b)	Terminate the powers of attorney currently granted in favor of Messrs. Angelo Piatti, Osvaldo Blanc, Duilio Trovò, Andrea Tola, and Elena Porta, Paolo Massola, Andrea Rodella;
(c)	Appoint new attorneys-in-fact;
(d)	Confirm those Commercial Agreements the Company is a party to;
(e)	Appoint a new Organismo di Vigilanza pursuant to the provisions of Law 231, composed of the following Persons: Renato Martinelli, Eleonora Montani and Mara Vanzetta;
(f)
Approve (i) the confirmation to be sent to BPM immediately after the Board of Directors meeting as to the subscription of the Capital Increase by Accuride and the relevant payment, as described under Clause 13.2.5(a), has been made, and (ii) the granting of powers to Scott Hazlett to accept and send to BPM, immediately after the Board of Directors meeting, the acceptance of the "lettera conferma fidi";

(g)	Accuride shall execute, and shall cause the Company to execute, the Management Secondment Agreement, as per Clause 6.1.5.
13.3.
The Parties agree that the documents to be executed to implement the Capital Decrease and the Capital Increase and the other actions provided for by this Clause 13, will be executed, performed and delivered solely for the purpose of giving effect to the Capital Decrease and the Capital Increase and to Closing in general, provided, however, that (i) the wording or provisions of such documents shall in no way impair or alter the rights and obligations of the Parties arising from this Agreement, and (ii) in case of discrepancy, the provisions of this Agreement shall prevail between the Parties over the provisions of the documents executed solely to give effect to the Capital Decrease and the Capital Increase.

13.4.
The Parties acknowledge that all actions, fulfillments, transactions and activities concerning the Closing, notwithstanding their plurality and variety (also with reference to the obligated parties), for the purposes of the Closing shall be considered as a single transaction, so that (unless otherwise agreed by Accuride and MW Italia), in the event of failure to perform any one of these, the Closing shall be considered as not performed and, failing the achievement of a mutual satisfactory agreement within fifteen (15) Business Days from the Closing Date, terminated, without prejudice to any potential liability of either Party for any breach of the obligations to be performed hereunder.

14.	Closing Adjustments
14.1.
As an inducement to Accuride to subscribe the Capital Increase, MW Italia has accepted to inject some cash in the Company should the Closing Net Financial Position differ from the Reference Net Financial Position and/or the Closing Net Working Capital differ from the Reference Net Working Capital, pursuant to the following provisions.

14.2.	In the event that:
14.2.1.	the Closing Net Financial Position differs from the Reference Net Financial Position; and/or
14.2.2.	the Closing Net Working Capital differs from the Reference Net Working Capital;
14.2.3.
then MW Italia shall be responsible for paying to the Company, in cash by wire transfer of immediately available funds, the Net Variance, should it results in a negative closing adjustment (the "Negative Closing Adjustment"), calculated pursuant to the following formula:

(CNWC – RNWC) + (RNFP – CNFP) = "Net Variance"
If Net Variance < or = Euro 145,000 (i.e., 10% * (RNFP - RNWC)): MW Italia shall not have to pay any Negative Closing Adjustment.
If Net Variance > Euro 145,000 (i.e., 10% * (RNFP - RNWC)): MW Italia shall pay as Negative Closing Adjustment any amount in excess of 10%*(RNFP - RNWC), as detailed under the examples contained in Annex 14.3.1,
Where:
CNWC means the Closing Net Working Capital;
RNWC means the Reference Net Working Capital
RNFP means the Reference Net Financial Position
CNFP means the Closing Net Financial Position
14.3.	Determination of Closing Adjustment Amounts:
14.3.1.
Within thirteen (13) Business Days starting from the Closing Date, Gianetti shall provide MW Italia with, and insert in the Hyperion software managed by MW Italia the accounting data at Closing.  In the following five (5) Business Days MW Italia shall elaborate such data in the Hyperion software and provide them to Accuride.  Within forty (40) Business Days after receipt from MW Italia of the data at Closing elaborated by the Hyperion software, Accuride or the Company shall prepare, or cause to be prepared, and delivered to MW Italia a calculation setting forth: (i) the amount of the Closing Net Financial Position; (ii) the amount of the Closing Net Working Capital; and (iii) the amount of the Negative Closing Adjustment, if any, net of the ten percent (10%) allowance as shown in Annex 14.3.1 (collectively referred to as the "Closing Adjustment Amounts"). If no calculation is delivered by Accuride within the said forty 40 Business Day term, no Closing Adjustment Amount shall have to be paid by MW Italia.

14.3.2.
Objection to the Closing Adjustment Amounts. After the Closing Adjustment Amounts have been delivered, MW Italia shall review it and respond to the Closing Adjustment Amounts by delivering written notice to Accuride (the "Closing Amount Objection") within twenty (20) Business Days, setting forth a specific description of the basis of the Closing Amount Objection and the adjustments that MW Italia believe should be made.  If no Closing Amount Objection is delivered to Accuride within such twenty (20) Business Day period, then MW Italia shall be deemed to have accepted the Closing Adjustment Amounts and the Closing Adjustment Amount shall be considered final and binding to the Parties and the relevant amount paid within ten 10 Business Days, provided, however, that MW Italia shall in any case at least pay any undisputed amount.

14.3.3.
Response to Closing Amount Objection.  If a Closing Amount Objection is delivered to Accuride pursuant to the above provision, then Accuride shall review it and respond to the Closing Amount Objection by delivering written notice to MW Italia within twenty (20) Business Days, specifying the scope of its disagreement with the information contained therein.  If no such written notice is delivered to MW Italia within such twenty (20) Business Day period, then Accuride shall be deemed to have accepted the Closing Amount Objection and the relevant amount shall be paid by MW Italia within ten 10 Business Days, provided, however, that MW Italia shall in any case at least pay any undisputed amount.

14.4.	Dispute Resolution Following Objection.
14.4.1.
Negotiation. If Accuride delivers a written notice to MW Italia in response to a Closing Amount Objection, then Accuride and MW Italia shall promptly meet (in person, by telephone, or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Closing Adjustment Amounts (the "Dispute") provided, however, that MW Italia shall in any case at least pay any undisputed amount.

14.4.2.
Resolution By Independent Accountants. If Accuride and MW Italia are unable to resolve the Dispute (or any portion thereof) within twenty (20) Business Days following the delivery of a Closing Amount Objection, then, at any time thereafter, Accuride or MW Italia may elect to have the Dispute resolved by a nationally recognized firm of independent public accountants as to which Accuride and MW Italia mutually agree (or, failing such agreement with ten 10 Business Days, appointed by the Chairman of the Ordine dei Commercialisti di Milano upon request of the most diligent Party) (the "Independent Accountants"), which shall, acting as an expert and not as an arbitrator, determine on the basis of appropriate Accounting Principles and the specific provisions of this Agreement, whether and to what extent, if any, the Closing Adjustment Amounts require adjustment. In connection with the engagement of the Independent Accountants, each Party shall execute reasonable engagement letters and supply such other documents and information as the Independent Accountants may reasonably require or as such Party deems appropriate. The Independent Accountants shall be instructed to use every reasonable effort to perform its services within fifteen (15) Business Days after submission of the Dispute to it and, in any case, as soon as practicable. MW Italia shall pay the amount, if any, determined by the Independent Accountant within ten 10 Business Days.  All fees and expenses of the Independent Accountants in connection with the services shall be shared 50% by Accuride and 50% by MW Italia.

Section V - Representations And Warranties And Indemnifications
15.	Representations and Warranties by MW Italia
15.1.
Subject to the specific provisions and undertakings under Clause 11.2, MW Italia grants in favor of Accuride the Representations and Warranties set forth in Annex 15.1 hereof (the "Representations and Warranties"), subject to and limited by the provisions thereunder, acknowledges that such Representations and Warranties so qualified are true, correct and accurate in all material respect on the Closing Date (except for those Representations and Warranties that are given with reference to a specific date, which shall be true, correct and accurate as of such date) and assumes the relevant payment obligations set forth by Clause 16 below.

15.2.
MW Italia represents that neither MW Italia nor CLN omitted or failed to disclose anything that, according to the diligence required considering their respective positions, they should have known in relation to any material facts or circumstances which are the subject matter of the Representations and Warranties.

15.3.
MW Italia further represents that neither MW Italia nor CLN have failed or neglected to disclose to Accuride any material fact or event known to it, or which should have been known to it after reasonable inquiry, which would provide Accuride with complete and accurate information about the Company. There are no circumstances or information of which MW Italia or CLN are aware, or should be aware after reasonable inquiry, which has not been communicated in writing to Accuride and that could reasonably result in a Material Adverse Effect.

15.4.	The Parties acknowledge and agree that:
15.4.1.
Other than the Representations and Warranties specifically contained in this Agreement, there are no other Representations and Warranties of the Parties, whether expressed or implied, with respect to the Company and/or the transaction contemplated herein;

15.4.2.	MW Italia makes no representations or warranties to Accuride with respect to any projections, estimate or budgets related to the Company and its business activity.
16.	Payment Obligation
16.1.	Without prejudice to other payment obligations set forth by this Agreement, MW Italia agrees to pay:
16.1.1.
Any liabilities of the Company existing at the date hereof to the extent that they are not fully reflected in the relevant accounting books and, to the extent applicable, in the 2014 Financial Statements, provided, however, that they are related to a breach of the Representations and Warranties that may generate a liability of MW Italia hereunder;

16.1.2.
Any total or partial capital loss or minor value (minusvalenza totale o parziale) of any item recorded in the Company's accounting books at the date hereof or, to the extent applicable, in 2014 Financial Statements of the Company, provided, however, that they are related to a breach of the Representations and Warranties that may generate a liability of MW Italia hereunder;

16.1.3.
Any Loss suffered or incurred by the Company, as well, any other additional Loss incurred by Accuride, deriving from the occurrence or non-occurrence – with reference to circumstances or omissions however occurred prior to Closing, even if manifested prior or after the Closing Date – of any event or events that is, or are, in violation or breach of the Representations and Warranties, or make the same not true, correct or accurate;

16.1.4.
Any Third Party Claims brought against Accuride or the Company, to the extent (i) attributable to the operation of the Company's business prior to the Closing, and (ii) guaranteed or covered under the Representations and Warranties and under Clauses 15 and 16, provided, however, that the Representation and Warranties relating to (i) product liability, (ii) recall of products, and (iii) breach of contracts with customers and/or suppliers, shall not be deemed as qualified or limited by the Data Room, or any other qualification, disclosure, or mitigation contained in this Agreement or in the Representations and Warranties.

16.2.	The amount of the payment obligations under Clause 16.1 above shall be paid:
16.2.1.	In connection with any Losses directly affecting Accuride or its Affiliates other than the Company, to Accuride for the entire amount of such Losses; and
16.2.2.	In connection with any Losses directly affecting the Company, to the Company for the entire amount of such Losses.
16.3.	MW Italia shall not be liable under this Clause 16:
16.3.1.
If the sum due in connection with any single occurrence (or group of same or substantially similar occurrences deriving from the same or similar facts, behaviors or omissions) giving rise to MW Italia's liability thereto does not exceed Euro 10,000 (ten-thousand), which are finally and irrevocably waived by Accuride hereunder; and

16.3.2.
For Losses (or group of same or similar occurrences deriving from the same or substantially similar facts, behaviors or omissions) each of a value in excess of Euro 10,000 (ten-thousand) that give rise to payment obligations pursuant to this Clause 16.1 or otherwise, until the aggregate amount of Losses exceeds Euro 75,000 (seventy-five thousand), provided, however, that, if such limit is exceeded, MW Italia shall be liable for the entire amount and not only for the portion in excess of Euro 75,000 (seventy-five thousand).

16.4.
In any case, MW Italia's maximum aggregate liability under this Clause 16 shall be limited to Euro 5,000,000 (five million) (the "Cap"), provided, however, that environmental issues arising from soil and groundwater issues or contamination shall have a separate and independent cap of Euro 10,000,000 (ten million).

16.5.
The payments relating to following known issues: (i) asbestos, (ii) EU Integrated Pollution Prevention and Control Permits, (iii) Air Emission, (iv) Underground Storage Tanks, (v) Water Supply, (vi) Wastewater Discharge, (vii) Permits And Sewers Issues, will be excluded from any cap and time limitation and, therefore, there will be full liability of MW Italia for any amount related to them, other than that portion of the Investment (Euro 1,200,000) that is allocated to asbestos and sewer remediation work as described in Annex 3.2.1.

16.6.
Without prejudice to the above, any indemnification due under this Clause 16 shall be reduced (or returned to MW Italia, to the extent already paid) by the amount of: (i) any adjustment under the Closing Adjustment, to the extent that it relates to the subject matter of a claim or potential claim, (ii) any insurance proceeds or any other amounts which the Company or Accuride may receive, if and when received, from any third parties in relation to the subject matter of a claim, and (iii) any Tax benefit or other positive effect on the Company or Accuride, the latter with respect to indemnification directly received.

16.7.	In no event shall the same Loss be indemnified more than once.
16.8.	The liability of MW Italia for indemnification under this Clause 16 shall be exonerated or mitigated pursuant to Section 1227 of the Italian Civil Code.
16.9.	MW Italia's indemnification obligations under this Clause 16 shall be excluded to the extent any Losses arise because of a change in any applicable Laws after Closing.
16.10.
MW Italia's liability under this Clause 16 shall survive the Closing for a period of two (2) years thereafter (it remaining understood that, once a Claim is sent by Accuride to MW Italia, the relevant indemnification obligations shall remain effective until the relevant obligation is fully satisfied or definitely ascertained groundless), except for:

16.10.1.
MW Italia's liability deriving from the inaccuracy, incompleteness, untruthfulness or breach of any of the Representations and Warranties concerning the following Sections of Annex 15.1 Representations and Warranties: 1) Standing of MW Italia, 2) The Company, and 3) Corporate Capital and Ownership and 24) Absence of Intermediaries, which shall not be subject to any cap in the amount or time limitation;

16.10.2.
(a) Tax and currency-related issues occurred before Closing, and (b) labor and/or social-security issues occurred before Closing, including pre-Closing issues arising from any possible dismissal of employees in the future (including Redundant Employees), which shall remain in force up to the maturity date of the relevant statute of limitations provided under applicable term for Third Party Claims connected with the Claim;

16.10.3.
Environmental issues arising from soil and groundwater contamination (with exclusion of all known Environmental issues listed in Clause 11.1 above and (ii) below), which will remain in force up the tenth (10th) anniversary of the Closing Date, provided, however, that:

(i)
No "dig" analysis (or however any other analysis or survey of any nature relating to soil and groundwater contamination) will be conducted by the Company and/or Accuride unless (a) as a result of an action in the ordinary course of business, (b) mandatory required under any applicable Laws and regulations, including ARPA Lombardia regulations, (c) necessary in order to ensure health and safety of the Company's employees, (d) necessary in compliance with the Company Directors' duties, and in particular in order to prevent a significant Environmental issue, or (e) required in connection with more general refurbishment activities carried out at the Company's premises; with the exception of the above paragraphs (a) through (e), in the event a "dig" or other analysis on the soil and groundwater contamination is carried out, the liability of MW Italia (and CLN) set forth hereunder shall be deemed as immediately and irrevocably waived and terminated with respect to the outcome of the analysis arising from the said analysis, survey and or dig activities;

(ii)
For the purposes of this Clause 16.10.3, all definitions of Dangerous Substance, Environment, Environmental Law, Environmental Permit, Environmental Remediation, Third Party Claim, as well as any other definition which may be related thereto, shall be reduced and deemed to be strictly limited to soil and groundwater contamination, it being acknowledged and agreed by the Parties that the aim of this Clause 16.10.3 is that of limiting the purpose of the circumstances and possible breaches of the Representations and Warranties covered by it.

(iii)
All Environmental issues listed in Clause 11.1 (including without limitation, asbestos underground storage tanks, permit and sewer issues) will be excluded from the ten (10) year time limitation and MW Italia's indemnity for such issues will continue indefinitely.

16.10.4.
No liability for Losses shall exist, whether under Clause 16.10.3 or under the Representations and Warranties under Clause 19 of Annex 15.1 and related matters, in the event the Company ceases operations in full at the Company's Properties located in Ceriano Laghetto and these Properties are repurposed to an activity other than industrial activities.

17.	Procedure To Submit A Claim
17.1.
Any Losses giving rise to indemnification shall be specifically claimed by Accuride to MW Italia and/or CLN (the latter to the applicable extent) by written notice (the "Claim") to be sent within sixty (60) Business Days from the date on which (i) Accuride and/or (ii) the Directors of the Company appointed upon Accuride's designation, became actually aware of such Loss.

17.2.
Within thirty (30) Business Days from the receipt of a Claim, MW Italia shall communicate in writing to Accuride its intention to accept, or reject, the Claim, it being understood that, if no such communication is sent, the Claim shall be deemed accepted. It is also understood that, should MW Italia agree on the existence of the indemnification obligations associated with the Losses, and on the calculation of the relevant amount, the payment of the agreed indemnification shall be carried out within five (5) Business Days from the entry into such agreement, unless otherwise agreed by Accuride and MW Italia.

17.3.
In the event the Claim is not accepted, wholly or partially, Accuride and MW Italia shall undertake to reach in good faith an agreement which regulates their respective positions in an equitable manner. If, within thirty (30) Business Days from the receipt by Accuride of the communication of objection to the Claim, no such agreement is achieved, Accuride and MW Italia are entitled to defend their respective positions pursuant to Clause 28 below.

17.4.
The Parties acknowledge and agree that the indemnification obligations set out under Clause 16 constitute an independent and additional contractual remedy of Accuride – separate and autonomous from the remedies provided under Sections 1490, 1491, 1492, 1493, 1493, 1494, 1495 and 1497 of the Italian Civil Code in terms of warranty on quantities and lack of defects, whose provisions shall accordingly not apply to the Representations and Warranties and the indemnifications of MW Italia under this Agreement.

17.5.
Except in the event of gross negligence or wilful misconduct, the indemnification provided in Clause 16 and this Clause 17 shall be, after Closing, the exclusive remedy of Accuride against MW Italia (and, to the extent applicable to it, CLN) in respect to any breach of any covenant, undertaking, representation or warranty, and the Parties hereby waive any right or defence (also by way of eccezione di inadempimento as per Section 1460 of the Italian Civil Code), including termination or avoidance (annullamento) and any other remedy of termination (or to modify the terms of this Agreement, also pursuant to Section 1467 of Italian Civil Code) it may have under applicable law (whether in contract or tort or otherwise).

17.6.
In the event of actions or challenges by third parties, including the Tax Authority, which may give rise to any indemnification obligations by MW Italia, Accuride and MW Italia shall exchange any reasonable information in relation to such claims with respect to any Third Party Claim, MW Italia shall have the right, at its own expense, to participate in or assume control of the defence of the Third Party Claim of Payment, in case MW Italia elects to assume such control, it shall recognise that the Third Party Claim has to be indemnified by MW Italia. If MW Italia elects to assume such control, Accuride shall have the right to participate in the defence of such Third Party Claim and to retain counsel to act on its behalf, at its own expense. If MW Italia, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, Accuride shall be entitled to assume such control, and MW Italia shall be bound by the results obtained by Accuride with respect to such Third Party Claim. If MW Italia elects not to assume such control or fails to respond to Accuride's Claim, then Accuride shall notify MW Italia in writing of the counsel that Accuride or the Company, as the case may be, intends to retain to defend the relevant Third Party Claim. In all cases of a proposed settlement of a Third Party Claim, the defending Party shall need the prior written consent of the other Party to close such settlement, it being understood that (i) the proposed settlement shall provide that the third party which brought the relevant Third Party Claim will have nothing further to claim in connection therewith and that the aforesaid proposed settlement shall therefore be final and binding to such third party, and (ii) the non-defending Party's consent shall not be unreasonably withheld.

18.	Representations and Warranties by Accuride
18.1.	Accuride grants in favor of MW Italia the Representations and Warranties set out hereunder, which shall be true and correct in all material respect also as of, and as though made on, the Closing Date.
18.2.
Accuride: (i) is a corporation duly incorporated and organized, validly existing under the Laws of the State of Delaware; (ii) is in good standing, not subject to insolvency procedures of any kind, and no actions or requests are pending that could declare Accuride bankrupt or insolvent or subject to any other kind of insolvency procedures; (iii) has not entered into arrangements by which its assets have been or must be transferred to its creditors; and (iv) has not stopped, in the aggregate, paying its debts as they fall due.

18.3.
Accuride has all necessary capacity and corporate authority to enter into this Agreement and to perform its obligations hereunder, as well as to consummate this Transaction.  The execution and performance by Accuride of this Agreement have been duly authorized by all requisite corporate actions on the part of Accuride.

18.4.
The execution and delivery and performance of this Agreement by Accuride, and the performance of this Agreement and the consummation of the Transaction contemplated herein by Accuride: (i) does not, and will not, require any consent, other than any consents or authorizations provided for by this Agreement, and (ii) does not conflict with any Laws, Accuride's By-Laws, court order, Contract or other restriction under which each of Accuride is, or will be, obligated.

18.5.	This Agreement, duly executed and delivered by Accuride, constitutes legal, valid and binding obligations of it, enforceable against Accuride in accordance with its terms.

19.	Representations and Warranties by CLN
19.1.	CLN grants in favor of Accuride the Representations and Warranties set out hereunder, which shall be true and correct in all material respect also as of, and as though made on, the Closing Date.
19.2.
CLN: (i) is a società per azioni (joint stock corporation) duly incorporated and organized, validly existing under the Laws of the Republic of Italy; (ii) is in good standing, not subject to insolvency procedures of any kind, and no actions or requests are pending that could declare CLN bankrupt or insolvent or subject to any other kind of insolvency procedures; (iii) has not entered into arrangements by which its assets have been or must be transferred to its creditors; and (iv) has not stopped, in the aggregate, paying its debts as they fall due.

19.3.
CLN has all necessary capacity and corporate authority to enter into this Agreement and to perform its obligations hereunder, as well as to consummate this Transaction.  The execution and performance by CLN of this Agreement have been duly authorized by all requisite corporate actions on the part of CLN.

19.4.
The execution and delivery and performance of this Agreement by CLN, and the performance of this Agreement and the consummation of the Transaction contemplated herein by CLN: (i) does not, and will not, require any consent, other than any consents or authorizations provided for by this Agreement, and (ii) does not conflict with any Laws, CLN's By-Laws, court order, Contract or other restriction under which each of CLN is, or will be, obligated.

19.5.	This Agreement, duly executed and delivered by CLN, constitutes legal, valid and binding obligations of it, enforceable against CLN in accordance with its terms.
Section VI - Miscellanea
20.	Effectiveness Of The Agreement And Duration Of Certain Undertakings
20.1.	Without prejudice to the Conditions Precedent under Clause 12.1 above and except as differently expressly provided under other Clauses hereunder:
20.1.1.	This Agreement shall take effect on the date hereof;
20.1.2.
Except as otherwise provided for by this Agreement, the obligations of Accuride under Clause 3, 4 5 and 18 and, in general any and all obligations of Accuride under this Agreement which are purported to be executed after Closing Date shall be in force until the day on which Accuride holds, directly or indirectly, a participation in the Company higher than 10.00% of the Company's corporate capital so that, as long as the participation held by Accuride in the Company falls below such threshold, or Accuride ceases to be, directly or indirectly, an equity-holder of the Company, such obligations shall terminate with immediate effect;

20.1.3.
The obligations of CLN under Clause 7 shall remain in force until the obligations of MW Italia for the matters mentioned under 7.1.3 expire. The obligations of CLN under Clause 19 shall remain in force without any time limitation;

20.1.4.
The obligations of MW Italia under Clause 15.2 above shall be in force until the terms provided under Clause 16.9, notwithstanding the fact that Accuride ceased, for any reason, to be an equity-holder of the Company.

21.	Entire Agreement and Amendments
21.1.
This Agreement and its Schedules and Annexes constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (if any) relating to the same subject matter.

21.2.	This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by all the Parties.
22.	Assignment Of The Agreement
22.1.
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and except as provided for by this Agreement neither Party may assign any of its rights, interests or obligations (including any receivables) hereunder without the prior written consent of the other Parties.

23.	Expenses
23.1.
Except as otherwise expressly provided in other Clauses of this Agreement, any cost, tax, impost, duty, or charge arising out of, or in connection with, the transactions contemplated by this Agreement shall be borne as follows:

23.1.1.
All costs, expenses (including notarial fees), taxes (including registration taxes), duties or charges relating to the Capital Increase and the amendments to the Company's By-Laws shall be borne and paid for by the Company (it being agreed that these shall not be included in the calculation of the Net Financial Position and the Net Working Capital, and therefore, shall not be taken into account for the purposes of the Closing Adjustments);

23.1.2.
Each of the Parties shall pay their own fees, expenses and disbursements incurred in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to their respective auditors, advisors and legal counsels.

24.	Confidentiality And Press Releases
24.1.
Except as otherwise required under any mandatory applicable laws, no publicity, release of announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby shall be issued by the Parties without the prior written consent and approval, as to both form and content, of Accuride, provided, however, that such consent or approval cannot be unreasonably withheld. Notwithstanding the foregoing, Accuride may publicly file this and/or any other transaction document with the United States Securities and Exchange Commission and/or the New York Stock Exchange as it determines, in its sole discretion, is required to comply with applicable rules and regulations applicable to publicly traded companies in the United States or stock exchange listing requirements.

25.	Notices
25.1.
Any communication or notice required or permitted to be given under this Agreement shall be made in writing, in English language, by registered mail return receipt, by express courier or delivered by hands, with a courtesy copy sent by e-mail which will not constitute notice, and shall be deemed to have been duly and validly given if addressed, in each case, as follows:

25.1.1.	If to Accuride:
address: 7140 Office Circle, Evansville, Indiana (U.S.A.);
to the attention of; the General Counsel (smartin@accuridecorp.com);
with copy to
Avv. Giovanni Marsili
c/o Gianni, Origoni, Grippo, Cappelli & Partners
Piazza Belgioioso 2
Milan, MI (Italy)
Fax: +39 02 76009628
e-mail: GMarsili@gop.it
25.1.2.	If to MW Italia:
address: Via Pavia 72, 10090 Cascine Vica, Rivoli, Turin (Italy);
to the attention of: Chief Executive Officer;
with copy to
Avv. Fabio Alberto Regoli
Tosetto, Weigmann e Associati
Corso Galileo Ferraris, 43
10128 Torino (Italy)
Fax: +39 011 5184587
Email: fa.regoli@studiotosetto.it
25.1.3.	If to CLN:
address: Corso Susa 13/15, 10040 Caselette, Turin (Italy);
to the attention of Chief Executive Officer;
with copy to
Avv. Fabio Alberto Regoli
Tosetto, Weigmann e Associati
Corso Galileo Ferraris, 43
10128 Torino (Italy)
Fax: +39 011 5184587

Email: fa.regoli@studiotosetto.it
or at such other address as either Party may hereafter notify to the others Parties by written notice, as herein provided.
26.	Post-Closing Covenants
26.1.	From and after the Closing, the Parties shall have the following respective rights and obligations.
26.2.	Inspection of Records; Cooperation.
26.2.1.
MW Italia and CLN shall preserve their respective books and records (including work papers in the possession of their respective accountants and any electronic records) with respect to the Company, if any, in a manner consistent with the record retention policies of applicable by Law, as in effect from time to time, and make such books and records available for inspection by any other Party for reasonable and proper business purposes at all reasonable times during normal business hours, for a ten (10)-year period after the Closing Date, with respect to all transactions of the Company occurring prior to and including the Closing and the historical financial condition, Assets, liabilities, operations and cash flows of the Company prior to the Closing Date.  As used in this Clause 26.2.1, the right of inspection includes the right to make extracts or copies at the cost of the Party seeking such extracts or copies.

26.2.2.
The Parties shall cooperate reasonably with each other with respect to the defense of any Third Party Claim subsequent to the Closing Date which is not subject to the indemnification provisions contained in Clause 16, provided, however, that the Party requesting cooperation shall reimburse the other Party for reasonable out-of-pocket costs and expenses of furnishing such cooperation, except to the extent such other Party is indemnified against such costs and expenses under Clause 16.  Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in any Proceeding), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter.

26.2.3.
CLN and MW Italia hereby consent to Accuride's consultation with legal, accounting and other professional advisors to the Company relating to the advice rendered to the Company prior to the Closing Date regarding the Company's business or Assets; provided, however, that such consent shall not apply to Accuride's ability to consult with any legal counsel to CLN and MW Italia (including where such legal counsel has provided advice or services to the Company on behalf or at the request of CLN or MW Italia) unless CLN or MW Italia, as the case may be, separately consents in writing in response to a specific request by Accuride citing the purpose and scope of such requested consultation, which consent shall not be unreasonably withheld or delayed.

26.2.4.
Notwithstanding anything to the contrary contained in Clause 26.2, (i) no Party shall be obligated to provide any other Party with access to any books, records or other documents pursuant to this Clause 26.2 where such access would violate any applicable Law, (ii) any Party may refuse to provide access to any communication between such Party or any of its Affiliates and its/their legal counsel in order to preserve the attorney-client privilege in respect of such communication, and (iii) if any of the Parties are in an adversarial relationship, including in actual or threatened litigation, the furnishing of information, documents or records in accordance with any provision of this Clause 26.2 shall be subject to applicable rules relating to discovery.

26.3.
Cooperation on Tax Matters. CLN and MW Italia shall provide all the reasonable information related to the period prior to Closing that the Company may require in connection with the filing of Tax returns and any proceeding with respect to Taxes relating to the Company.  Such cooperation shall include the retention and (upon the other Party's request and expense) the provision of records and information, if any, that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  To the extent that such documentation shall not be already in the Company's possession, CLN and MW Italia shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any pre-Closing Tax period until the expiration of the statute of limitations of the taxable periods, and (ii) give the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Company so requests, CLN and MW Italia shall allow the Company, at the Company's expense, to take possession of such books and records.

27.	Annexes
27.1.	The following annexes are attached to this Agreement and make a part hereof as full as if written in this Agreement:
Annex 2.1(a) - 2014 Financial Statements;
Annex 2.1(b) - Net Financial Position;
Annex 2.1(c) - Net Working Capital;
Annex 3.2.2 - Permitted Purposes;
Annex 6.1.1 - Template of Steel Consultancy Agreement;
Annex 6.1.2 - Template of Last Call Agreement;
Annex 6.1.3 - Template of Transition Services Agreement;
Annex 6.1.4 - Template of Purchasing Services Agreement;
Annex 6.1.5(a) - Template of Management Secondment Agreement;
Annex 6.1.5(b) - Template of Services Agreement;
Annex 6.2 - Volume Of Sales Towards MW Aftermarket Sales Occurred During The Period Between September 30, 2014 and September 30, 2015
Annex 8 - Shareholders' Agreement
Annex 10.1 - Tax Consolidation Agreement
Annex 13.2.5(d) - New By Laws
Annex 13.2.11(a) - Powers of New Directors and General Manager

Annex 14.3.1 - Negative Closing Adjustment
Annex 15.1 - Representations and Warranties
28.	Applicable Law And Jurisdiction
28.1.
This Agreement, as well as any act, deed, action or instrument deriving therefrom, shall be governed by, and construed and interpreted in accordance with the law of the Italian Republic, with the exclusion of the rules on conflict of laws.

28.2.
All disputes (whether of contractual or non-contractual nature) arising out of or in connection with this Agreement shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and finally settled under the Rules of Arbitration of the International Chamber of Commerce by an arbitral tribunal appointed in accordance with the said Rules, it being understood that the arbitral tribunal shall be composed of three arbitrators appointed pursuant to the Rules of the International Court of Arbitration of the International Chamber of Commerce;

28.2.1.	The place of the arbitration shall be Milan (Italy);
28.2.2.	The language of the arbitration shall be the English language;
28.2.3.	Judgment on the award rendered by the arbitral tribunal may be entered and enforced in any court of competent jurisdiction.
28.2.4.
The prevailing Party in an arbitration proceeding or legal action to enforce any term of this Agreement will be entitled, in addition to any other rights and remedies such Party may have, to recover its costs and reasonable attorneys' fees incurred in such proceeding from the other Party.

28.3.
All disputes (whether of contractual or non-contractual nature) arising out of or in connection with this Agreement that pursuant to Section 806 and ff. of the Italian Civil Procedure Code cannot be submitted to arbitration shall be submitted to the exclusive jurisdiction of the Courts of Milan (Italy) and finally settled under the rules of the Italian Civil Procedure Code.

Section VII – Annexes
[ANNEXES ON SEPARATE PAGES]

* * *
Should you agree with our proposal, please have your duly authorized representative(s) to initial all pages of this letter and execute the same for irrevocable acceptance, which acceptance shall also include acceptance of all annexes listed herein, it being agreed and understood that these annexes will be initialled and signed separately by each of MW Italia S.r.l., Accuride Corporation and CLN S.p.A. but they will however form a part of the agreement set forth under this proposal.

MW Italia S.p.A.
EXECUTED
Name: Andrea Rodella
Office: Director
 Date and Place: Milano, November 3, 2015

* * *
We hereby confirm our full acceptance of the proposed investment agreement set forth above.
Yours faithfully,

Accuride Corporation
/s/ SCOTT DOUGLAS HAZLETT
Name: Scott Douglas Hazlett
Office: Attorney-in-fact
 Date and Place: Milan, November 3, 2015